UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

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Supplemental Disclosure on Principal Occupation
of Ms. Velia Carboni

On April 1, 2024, Ms. Carboni, a current member of, and nominee for election to, the Board of Directors (“Board”) of First Horizon Corporation (“First Horizon"), informed First Horizon that she had accepted an offer to become Chief Information Officer of SharkNinja, Inc., a global product design and technology company, and would cease to be Executive Vice President and Chief Digital and Technology Officer of VF Corporation. In accordance with the Bylaws of First Horizon, which require a director to tender an offer of resignation upon leaving such director’s principal position (other than by promotion), Ms. Carboni tendered her offer to resign to the Board. The Board, upon the recommendation of the Nominating & Corporate Governance Committee, declined to accept her offer of resignation because Ms. Carboni continues to be actively engaged as a business person and her continued service as a director is beneficial to the Board and in the best interests of First Horizon. Also, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that Ms. Carboni should continue to be a nominee for election as a director as described in First Horizon’s definitive Proxy Statement, dated March 11, 2024 (the “Proxy Statement”). Other than the change in principal occupation, all information in the Proxy Statement concerning Ms. Carboni remains accurate. Also, there are no relationships or transactions between First Horizon and SharkNinja, Inc. that require disclosure under the rules and regulations of the Securities and Exchange Commission.

Any shareholder of First Horizon that has previously submitted a vote with respect to First Horizon’s Annual Meeting of Shareholders to be held on April 23, 2024, may change such shareholder’s vote as described under “Voting by Proxy & Revoking Your Proxy” on page 7 of the Proxy Statement.